Offer To Purchase For Cash

All Outstanding Shares of Common Stock
(Together with Associated Preferred Stock Purchase Rights)
at
$15.35 Net per Share
of
i-STAT CORPORATION
by
Senator Acquisition Corporation

a wholly owned subsidiary of
ABBOTT LABORATORIES

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, JANUARY 27, 2004, UNLESS THE OFFER IS EXTENDED.

December 29, 2003

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

        We have been engaged by Senator Acquisition Corporation, a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of Abbott Laboratories, an Illinois corporation ("Abbott"), to act as Dealer Manager in connection with the Purchaser's offer to purchase (i) all outstanding shares of common stock, par value $.15 per share, of i-STAT Corporation, a Delaware corporation (the "Company"), together with the associated preferred stock purchase rights issued pursuant to the Stockholder Protection Agreement, dated as of June 26, 1995, between the Company and Wachovia Bank, N.A., as successor to First Fidelity Bank, National Association, as rights agent (the "Common Shares") at a price of $15.35 per Common Share, (ii) all outstanding shares of Series D Convertible Preferred Stock, par value $.10 per share, of the Company (the "Series D Shares") at a price per Series D Share of $15.35 multiplied by the number of Common Shares issuable upon conversion of a Series D Share as of the final expiration of the Offer and (iii) all outstanding six-year warrants to purchase Common Shares expiring in 2007 and having an exercise price of $8.00 per Common Share (the "Warrants," and together with the Common Shares and Series D Shares, the "Securities"), at a price of $7.35 per Common Share purchasable pursuant to each such Warrant, in each case net to the seller in cash without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal enclosed herewith.

        The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn prior to the expiration of the Offer a number of Securities that, together with all Common Shares beneficially owned by Abbott or the Purchaser, represents at least a majority in voting power of the total outstanding voting securities of the Company on a fully diluted basis, after giving effect to the exercise, conversion or termination of all options, warrants, rights and securities exercisable or convertible into such voting securities and (ii) the applicable waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, having expired or been terminated and any consents, approvals and filings under any foreign antitrust law, the absence of which would prohibit the purchase of all Securities tendered pursuant to the Offer, having been obtained or made prior to the expiration of the Offer. See Section 15 of the Offer to Purchase for additional conditions to the Offer.

        Please furnish copies of the enclosed materials listed below to those of your clients for whose accounts you hold Common Shares registered in your name or in the name of your nominee:

  1.
  Offer to Purchase dated December 29, 2003;

  2.
  Letter of Transmittal for your use in accepting the Offer and tendering Common Shares and for the information of your clients (manually signed facsimile copies of the Letter of Transmittal may be used to tender Common Shares);

  3.
  Notice of Guaranteed Delivery to be used to accept the Offer if certificates for Common Shares are not immediately available or if such certificates and all other required documents cannot be delivered to EquiServe Trust Company, N.A. (the "Depositary") prior to the expiration of the Offer, or if the procedures for book-entry transfer cannot be completed on a timely basis;

  4.
  A printed form of letter that may be sent to your clients for whose accounts you hold Common Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

  5.
  The letter to stockholders of the Company from J. Robert Buchanan, Chairman of the Board of Directors of the Company, and William P. Moffitt, President and Chief Executive Officer of the Company, accompanied by the Company's Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission by the Company;

  6.
  Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number (TIN) on Substitute Form W-9; and

  7.
  Return envelope addressed to EquiServe Trust Company, N.A.

        The Board of Directors of the Company unanimously (i) approved, adopted and declared advisable the Merger Agreement (as defined below) and the transactions contemplated thereby, (ii) determined that the terms of the Offer and the Merger (as defined below) are fair to and in the best interests of the Company and its stockholders, and (iii) recommends that the holders of Common Shares and Series D Shares accept the Offer and tender their Common Shares and Series D Shares pursuant to the Offer.

        The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of December 12, 2003 (the "Merger Agreement"), by and among Abbott, the Purchaser and the Company. The Merger Agreement provides for, among other things, the making of the Offer by the Purchaser, and further provides that the Purchaser will be merged with and into the Company (the "Merger") following the satisfaction or waiver of the conditions to the Merger set forth in the Merger Agreement. Following the Merger, the Company will continue as the surviving corporation, wholly owned by Abbott, and the separate corporate existence of the Purchaser will cease.

        In order to take advantage of the Offer, (i) a duly executed and properly completed Letter of Transmittal and any required signature guarantees, or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Common Shares, and other required documents should be sent to the Depositary and (ii) certificates representing the tendered Common Shares should be delivered to the Depositary, or such Common Shares should be tendered by book-entry transfer into the Depositary's account maintained at the Book-Entry Transfer Facility (as described in the Offer to Purchase), all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

        Holders of Common Shares whose certificates for such Common Shares are not immediately available, who cannot complete the procedures for book-entry transfer on a timely basis, or who cannot deliver all other required documents to the Depositary prior to the Expiration Date (as defined in the Offer to Purchase), must tender their Common Shares according to the guaranteed delivery procedures set forth in Section 3 of the Offer to Purchase.

        The Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than the Depositary, the Dealer Manager and the Information Agent as described in the Offer to

Purchase) for soliciting tenders of Common Shares pursuant to the Offer. The Purchaser will, however, upon request, reimburse you for customary mailing and handling costs incurred by you in forwarding the enclosed materials to your clients. The Purchaser will pay or cause to be paid all stock transfer taxes applicable to its purchase of Common Shares pursuant to the Offer, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

        We urge you to contact your clients as promptly as possible. Please note that the Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on Tuesday, January 27, 2004, unless the Offer is extended.

        Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Information Agent or the undersigned at the address and telephone number set forth on the back cover of the Offer to Purchase.

Very truly yours, Goldman, Sachs & Co.

        Nothing contained herein or in the enclosed documents shall constitute you or any other person as an agent of Abbott, the Purchaser, the Company, the Dealer Manager, the Information Agent, the Depositary or any affiliate of any of the foregoing or authorize you or any other person to use any document or make any statement on behalf of any of them in connection with the Offer other than the documents enclosed herewith and the statements contained therein.